News Release
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CONTACT: Keith Price

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FOR IMMEDIATE RELEASE

Kramer Elected Goodyear Chairman; Keegan to Retire

AKRON, Ohio August 3, 2010 – The Board of Directors of The Goodyear Tire & Rubber Company today announced that President and Chief Executive Officer Richard J. Kramer has been elected chairman of the board, effective October 1. Kramer succeeds Robert J. Keegan, who will step down as chairman and a director and retire from the company.

Kramer, 46, succeeded Keegan as president and CEO on April 13. Since coming to Goodyear in 2000, Kramer has served as vice president of corporate finance, senior vice president of strategy, chief financial officer, president of North American Tire and chief operating officer.

“This is the next step and a natural evolution of the well-thought-out and orderly succession plan,” said Goodyear’s Lead Director James C. Boland. “Bob Keegan agreed to stay on as executive chairman earlier this year to assist with the transition. Both Bob and the board felt that the time is right to complete the process.”

Keegan, 63, joined Goodyear in 2000 as chief operating officer. He became president and chief executive officer in January 2003 and chairman of the board in July of that same year.

“I can retire with confidence, knowing that Goodyear is in good hands,” said Keegan. “Rich has clearly demonstrated his ability to lead the company into the future.”

Goodyear is one of the world’s largest tire companies.  It employs approximately 70,000 people and manufactures its products in more than 57 facilities in 23 countries around the world.  Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry.  For more information about Goodyear, go to www.goodyear.com.

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